Exhibit 10.2

China Construction Bank Taipei Branch

Approval Notice

Applicant	Applied Optoelectronics, Inc. (AOI) Taiwan Branch
	Unified Business No.	28410552
	Responsible Person	Chih-Hsiang Lin

I. Decision
That your company applies for a loan of USD 10 million to our bank is approved as follows:

II. Approved Terms
1. Credit line details
No	Category	Amount/1000 (+/-)	Other Requirements on Interest Rate, Fee, and Amount
A	[Category]: Working capital amount [Subject]: Short-term loan	USD 10,000 (+USD 10,000)

1. Function: working capital

2. Time limit: recycled for 1 year; the maximum duration for each loan is 180 days but shall not exceed 15 working days before the letter of guarantee expires.

3. Interest rate: NTD: calculated separately for each loan but shall not be lower than that calculated according to TAIBOR (1 to 6 months) for the corresponding period plus 0.9% (tax calculated separately); USD: calculated separately for each loan but shall not be lower than that calculated according to LIB0R (1 to 6 months) for the corresponding period plus 1.5% (tax calculated separately). If there is no corresponding TAIBOR or LIBOR, the interest is calculated according to the latest TAIBOR or LIBOR for a longer period (for example, the interest of a loan for 120 days is calculated according to the 6-month reference interest rate). LIBOR and TAIBOR are subject to the information released two days before the loan date.

4. Collateral: Stand-by letter of credit (L/C) issued by a domestic branch of China Construction Bank with the China Construction Bank Taipei Branch as the beneficiary. The loan amount cannot exceed 97% of the amount of the stand-by L/C.

5. Payment method: Pay the interest monthly, and pay back the principal at the appointed date

6. Other requirements:

(1) The bank makes loans in USD or NTD. When the loan is made in USD, you need to submit the transaction certificate (such as procurement and sales invoices or orders) approved by our bank and declare that the transaction certificate is not use in other financial institutions for other financing. For outward remittance financing, the invoice or order needs to be submitted to the bank and the bank allocates the financing fund that is 100% of the invoice or order value directly to the supplier's account. For export invoice financing, the invoice needs to be submitted and the bank allocates the financing fund that is 100% of the invoice value.

(2) The exchange rate between USD and NTD depends on the closing rate two days before the drawing date (subject to the information released on the website of Central Bank of the Republic of China (Taiwan)).

(3) If the stand-by L/C is not extended or replaced 20 working days before the stand-by L/C expires, the amount will automatically become invalid 15 working days before the stand-by L/C expires. The balance must be totally paid off.

2. Miscellaneous terms
1. Before drawing any amount, you should provide us the Minutes of Board of Directors' meetings, equity structure documents of the parent company, and a copy of United States passport of the responsible person. 3. If the notice has any mistake, the final approved documents by our bank shall govern.

3. Collateral Details
Collateral	Appraised Amount	Appraisal Date	The percentage of loan granted	Maximum Guaranteed Loan	Amount set	Sequence set
Stand-by L/C issued by a domestic bank			97%

4. Guarantor
Name	Unified Business No./ID Number	Amount of the Promissory Note	Guaranteed Range
N/A

Legal Entity Financial Department of CCB Taipei Branch